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                                                                   EXHIBIT 10.23


                                                                       Exhibit I

                            First Amendment to the
                        A.T. Massey Coal Company, Inc.
                     Executive Deferred Compensation Plan
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     FIRST, Article III is amended, effective December 1, 1995, to add the citation "402(g)" between "401(a)(17)" and the word "and" in the first sentence of Plan section 3.02(b).

     SECOND, Article VI is amended, effective April 1, 1997, to replace the second sentence of Plan section 6.02(b) with "Any reallocation will be effective as of the first day of the calendar quarter following the date on which an appropriately completed election form is received by the Committee" and by replacing words "Treasury Bill" with the words "Money Market" in the fourth sentence of Plan section 6.02(b).

     THIRD, Exhibit I to the Plan is amended, effective April 1, 1997, to read "as shown on Attachment A attached hereto."
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                                                                    Attachment A

                            PLAN INVESTMENT OPTIONS



Effective April 1, 1997, the following Investment Funds are available under the
Plan:

     The Coal Company Money Market Fund is managed by Wachovia Asset Management.
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This fund is designed to preserve the capital investment, yield a safe return, and maintain liquidity. The fund invests primarily in short-term U.S. government Treasury Bills ("T-bills") with three-month, six-month, or one-year maturities. The T-bills are held to maturity at which time the capital investment is returned to Wachovia and reinvested. The amount of interest earned on T-bills is determined by prevailing short-term interest rates.

     The Coal Company Fixed Income Fund is managed by Wachovia Asset Management.
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This fund invests in intermediate-term securities of the U.S. government and its agencies, as well as in high-quality corporate bonds. Typically, securities in this fund have maturities in the three- to seven-year range with a maximum maturity of ten years.

     American Balanced Fund is managed by The American Funds Group.  This fund
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is designed to invest for long-term growth and income and to protect the capital investment. This fund invests in stocks of companies with histories of good capital growth and above-average dividends, and in high-quality corporate bonds and government bonds.

     Fundamental Investors is managed by The American Funds Group.  This fund
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seeks long-term growth of capital and income by investing in stock of companies that have high-quality products and above-average potential for growth in sales, earnings, and dividends over the long term.

     AIM Constellation Fund is managed by AIM Advisors, Inc.  This fund seeks
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capital appreciation by investing in common stocks, with an emphasis on small and medium-sized emerging growth companies.